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          PROSPECTUS SUPPLEMENT DATED OCTOBER 19, 1995

             To Prospectus dated September 15, 1995


                 PRIDE PETROLEUM SERVICES, INC.


          The shares referred to in the attached Prospectus may be offered or sold by the Selling Shareholders named therein or by pledges, donees, transferees or other successors in interest.
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